Exhibit 99.1

G&K Services Reports Fiscal 2013 Third Quarter Results

Earnings Per Diluted Share Grow 33 Percent to a Record $0.69

Operating Margin Improves 190 Basis Points to 9.4 Percent

G&K Increases Full-Year Earnings Guidance

MINNEAPOLIS--(BUSINESS WIRE)--April 30, 2013--G&K Services, Inc. (NASDAQ: GK) today reported operating results for the third quarter of its fiscal year 2013, which ended on March 30, 2013. Third quarter revenue grew by 3.6 percent to $226.6 million, up from $218.8 million in last year’s third quarter, driven by solid growth in rental operations, partially offset by lower revenue in direct sales. Third quarter net earnings per diluted share grew 33 percent to a record $0.69, up from adjusted earnings of $0.52 per diluted share in the prior-year period. Adjusted earnings in the prior-year period excluded charges of $0.78 per share (see reconciliation table). Including these charges, the company recorded a net loss of $0.26 per share in the prior-year period.

“Our team delivered another terrific quarter, achieving a new all-time high for quarterly earnings per share,” said Douglas A. Milroy, Chief Executive Officer. “The execution of our game plan continues to produce substantial margin improvements. We’re also pleased with the company’s success in managing working capital and converting our improved earnings into strong cash flow.”

Income Statement Review

Third quarter revenue from rental operations grew 4.9 percent to $210.0 million, up from $200.2 million in the prior-year quarter. The rental organic growth rate, which adjusts for the impact of currency exchange rate differences, acquisitions and divestitures, was 3.8 percent. Acquisitions, along with currency exchange rates, added 1.1 percent to rental growth during the quarter. Third quarter revenue from direct sales was $16.6 million, down from $18.6 million in the prior-year, primarily due to lower catalog sales.

Operating margin expanded to 9.4 percent, a 190 basis point improvement from the 7.5 percent adjusted operating margin in last year’s third quarter. Adjusted operating margin in the prior-year period excluded the impact of the previously mentioned charges. Including these charges, operating margin in the prior-year quarter was negative 4.4 percent. The improvement in this quarter’s operating margin was primarily driven by increased operating leverage from revenue growth, productivity improvements in rental production and delivery, and lower health insurance costs. Direct sale gross margin also improved compared to the prior year, primarily due to a change in sales mix and productivity gains in our distribution centers.

Earnings benefited from lower interest expense, which was $1.1 million, down from $1.5 million in the prior-year period, primarily due to a lower effective interest rate, partially offset by higher total debt. The effective tax rate in the quarter was 32.7 percent, benefitting from the resolution of a prior-year IRS audit.

Balance Sheet and Cash Flow

The company ended the third quarter with total debt, net of cash, of $158.4 million, and a debt to total capital ratio of 29.4 percent. The company reduced its debt by $33 million during the quarter. Total stockholders’ equity at the end of the quarter was $450.3 million.

Cash flow in the quarter was exceptionally strong. Cash provided by operating activities for the nine months ended March 30, 2013 was $82.6 million, more than double the $39.4 million in the first nine months of the prior-year. The stronger cash flow was primarily due to higher net income and improvements in working capital, especially lower investments in inventory. These improvements were partially offset by higher tax payments in the current year. Capital expenditures for the first nine months of the fiscal year were $27.5 million, slightly higher than the $25.9 million in the prior-year.

Outlook

The company is maintaining its full-year revenue guidance in a range of $905 million to $915 million. Based on strong year to date performance and increased confidence in its outlook, the company is raising its full-year earnings guidance to a range of $2.60 to $2.65 per diluted share, up from the previously announced range of $2.50 to $2.60.

Conference Call Information

The company will host a conference call today at 10:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s web site at www.gkservices.com. A replay of the call will be available on the company’s web site through May 30, 2013.

Safe Harbor for Forward-Looking Statements

Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

About G&K Services, Inc.

G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has nearly 7,800 employees serving approximately 165,000 customers from 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s web site at www.gkservices.com.

Comparison of GAAP to Non-GAAP Financial Measures

The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

	Three Months Ended				Three Months Ended
	March 30, 2013				March 31, 2012
		Operating		Earnings		Operating	Net Income	Earnings
(U.S. Dollars, in thousands, except per share data)	Revenue	Income	Net Income	Per Share	Revenue	Income (Loss)	(Loss)	Per Share
As Reported	$226,631	$21,307	$13,582	$0.69	$218,809	$(9,582)	$(4,800)	$(0.26)
Add: Impact of pension withdrawal and associated expenses	-	-	-	-	-	24,004	14,626	0.79
Add: Impact of equitable adjustment to equity based compensation	-	-	-	-	-	1,881	1,241	0.07
Less: Impact of discrete tax event	-	-	-	-	-	-	(1,390)	(0.08)
As Adjusted	$226,631	$21,307	$13,582	$0.69	$218,809	$16,303	$9,677	$0.52

	Nine Months Ended				Nine Months Ended
	March 30, 2013				March 31, 2012
		Operating		Earnings		Operating		Earnings
(U.S. Dollars, in thousands, except per share data)	Revenue	Income	Net Income	Per Share	Revenue	Income	Net Income	Per Share
As Reported	$678,233	$63,711	$38,697	$1.99	$645,596	$22,847	$12,959	$0.69
Add: Impact of pension withdrawal and associated expenses	-	-	-	-	-	24,004	14,626	0.78
Add: Impact of equitable adjustment to equity based compensation	-	-	-	-	-	1,881	1,241	0.07
Less: Impact of discrete tax event	-	-	-	-	-	-	(1,390)	(0.07)
As Adjusted	$678,233	$63,711	$38,697	$1.99	$645,596	$48,732	$27,436	$1.47

* The EPS calculation for the individual adjustments noted above may be different for the three and nine month periods due to the appropriate use of a different weighted average number of shares.

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended		For the Nine Months Ended
(U.S. Dollars, in thousands, except per share data)	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012

REVENUES
Rental operations	$210,037	$200,238	$621,348	$591,071
Direct sales	16,594	18,571	56,885	54,525
Total revenues	226,631	218,809	678,233	645,596

OPERATING EXPENSES
Cost of rental operations	142,898	139,303	423,338	409,240
Cost of direct sales	12,328	14,794	42,215	42,961
Pension withdrawal and associated expenses	-	24,004	-	24,004
Selling and administrative	50,098	50,290	148,969	146,544
Total operating expenses	205,324	228,391	614,522	622,749

INCOME (LOSS) FROM OPERATIONS	21,307	(9,582)	63,711	22,847
Interest expense	1,127	1,524	3,274	4,784
INCOME (LOSS) BEFORE INCOME TAXES	20,180	(11,106)	60,437	18,063
Provision (Benefit) for income taxes	6,598	(6,306)	21,740	5,104
NET INCOME (LOSS)	$13,582	$(4,800)	$38,697	$12,959

BASIC EARNINGS PER COMMON SHARE	$0.70	$(0.26)	$2.02	$0.70
DILUTED EARNINGS PER COMMON SHARE	$0.69	$(0.26)	$1.99	$0.69

Net Income (loss) available to common stockholders:
Net income (loss)	$13,582	$(4,800)	$38,697	$12,959
Less: Income allocable to participating securities	(210)	-	(590)	-
Net Income (loss) available to common stockholders	$13,372	$(4,800)	$38,107	$12,959

Weighted average number of shares outstanding, basic	19,053	18,502	18,858	18,475
Weighted average number of shares outstanding, diluted	19,430	18,502	19,159	18,665

Dividends declared per share	$0.195	$0.130	$0.585	$0.390

CONDENSED CONSOLIDATED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

(U.S. Dollars, in thousands)	March 30, 2013	June 30, 2012
ASSETS
Current Assets
Cash and cash equivalents	$28,914	$19,604
Accounts receivable, net	92,377	93,064
Inventories, net	167,568	178,226
Other current assets	14,267	12,239
Total current assets	303,126	303,133

Property, Plant, Equipment, net	196,696	187,840
Goodwill	336,433	325,336
Other Assets	61,270	57,422
Total assets	$897,525	$873,731

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$39,600	$41,358
Accrued expenses	70,406	69,902
Deferred income taxes	9,472	8,439
Current maturities of long-term debt	23,804	206
Total current liabilities	143,282	119,905

Long-Term Debt, net of Current Maturities	163,500	218,018
Deferred Income Taxes	18,444	5,473
Accrued Income Taxes	10,428	11,339
Pension Withdrawal Liability	23,128	23,562
Other Noncurrent Liabilities	88,430	92,375
Stockholders' Equity	450,313	403,059
Total Liabilities and stockholders' equity	$897,525	$873,731

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Nine Months Ended
	March 30,	March 31,
(U.S. Dollars, in thousands)	2013	2012
Operating Activities:
Net income	$38,697	$12,959
Adjustments to reconcile net income to net
cash provided by operating activities -
Depreciation and amortization	24,150	25,619
Deferred income taxes	10,930	(3,160)
Share-based compensation	3,843	4,904
Changes in current operating items, exclusive of acquisitions
Accounts receivable and prepaid expenses	433	(2,790)
Inventories	12,865	(13,583)
Accounts payable and other accrued expenses	(2,437)	(595)
Other, including pension withdrawal liability	(5,881)	16,021
Net cash provided by operating activities	82,600	39,375
Investing Activities:
Property, plant and equipment additions, net	(27,513)	(25,921)
Acquisition of business, net of cash	(18,663)	-
Net cash used for investing activities	(46,176)	(25,921)
Financing Activities:
Payments of long-term debt	(196)	(570)
Payments on revolving credit facilities, net	(30,725)	(11,056)
Cash dividends paid	(11,250)	(7,340)
Net Issuance of common stock, under stock option plans	15,905	869
Purchase of common stock	(750)	(617)
Net cash used for financing activities	(27,016)	(18,714)
Increase (Decrease) in Cash and Cash Equivalents	9,408	(5,260)
Effect of Exchange Rates on Cash	(98)	(465)

Cash and Cash Equivalents:
Beginning of period	19,604	22,974
End of period	$28,914	$17,249

CONTACT:
G&K Services, Inc.
Jeff Huebschen, 952-912-5773
Director, Investor Relations
jeff.huebschen@gkservices.com